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                                                                     EXHIBIT 2.2



                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT



          This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of December 7, 2001, is entered into by and among Fruit of the Loom, Ltd., a Cayman Islands company, Fruit of the Loom, Inc., a Delaware corporation, Union Underwear Company, Inc., a New York corporation (collectively, "Sellers"), FTL Caribe, Ltd., a Cayman Islands company ("FTL Caribe"), New FOL Inc., a Delaware corporation ("Purchaser"), and Berkshire Hathaway Inc., a Delaware corporation ("Berkshire").

                                    RECITALS

          WHEREAS, Sellers, FTL Caribe, Purchaser, and Berkshire previously entered into an Asset Purchase Agreement, dated as of November 1, 2001 (as amended or modified from time to time, the "Asset Purchase Agreement");

          WHEREAS, the Asset Purchase Agreement was amended pursuant to Amendment No. 1 to Asset Purchase Agreement, dated as of November 29, 2001, by and among Sellers, FTL Caribe, Purchaser, and Berkshire; and

          WHEREAS, Sellers, FTL Caribe, Purchaser, and Berkshire wish to further amend the Asset Purchase Agreement as provided below to memorialize changes to the Asset Purchase Agreement approved by the Bankruptcy Court;

          NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

          1. Amendment of Section 4.07(a). Section 4.07(a) of the Asset Purchase Agreement is hereby amended by adding the following language to the second sentence thereof, immediately after the phrase "which comments, if substantive":

     "and only to the extent that such comments directly give effect to the transactions contemplated by this Agreement"

          2. Amendment of Section 8.02(b). Section 8.02(b) of the Asset Purchase Agreement is hereby amended by deleting Section 8.02(b) in its entirety and replacing it with the following:



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          "(b) If at the time of termination of this Agreement, Purchaser is not in material breach of this Agreement, then Sellers shall pay to Purchaser a fee (the `Termination Fee') in the following amounts in the following events:

               (i) $25,000,000 (the `Fixed Termination Fee') if either party hereto shall have terminated this Agreement pursuant to Section 8.01(i);

               (ii) $22,500,000 if (A) Purchaser shall have terminated this Agreement pursuant to Section 8.01(d) or (B) either party hereto shall have terminated this Agreement pursuant to Section 8.01(b)(i), Section 8.01(b)(iv), or Section 8.01(e), (f), (g) or (h) (but with respect to
          Section 8.01(b)(iv), only if the Bankruptcy Court has previously issued an Order approving the Bidding Procedures Motion; and with respect to Section 8.01(b)(i), no Termination Fee shall be payable if the failure to close by the Termination Date is a result of the failure of any of the conditions set forth in Sections 6.04, 6.05,
          6.06 (unless the reason for the failure of such condition is a stay of an Order referred to in Section 6.06 then in effect), 6.09 or 6.11(b)); provided, however, that such amount shall increase to $23,750,000 on January 1, 2002, to $25,000,000 on February 1, 2002, to
          $26,250,000 on March 1, 2002, and to $27,500,000 on April 1, 2002 (any
          amount payable under this Section 8.02(b)(ii) being the `Increasing Termination Fee'); or

               (iii) the higher of the Fixed Termination Fee and the Increasing Termination Fee at the time of termination if Purchaser shall have terminated this Agreement pursuant to Section 8.01(b)(ii) or Sellers shall have terminated this Agreement in violation of the terms of this Agreement.

     Any Termination Fee will be inclusive of any and all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby. Any Termination Fee shall be paid immediately upon termination by wire transfer of immediately available funds of Sellers."

          3. Amendment of Article IX. Article IX of the Asset Purchase Agreement is hereby amended by deleting the definition of "Plan" in its entirety and replacing it with the following:

     "'Plan' means (i) the 'Plan' as described in the forepart of this Agreement, or (ii) any other plan of reorganization for the Debtors that gives effect to the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement and without terms or conditions inconsistent with those set forth in this Agreement."

          4. Amendment to Sellers' Disclosure Schedule. Sections 1.01(b)(x) and 1.03(b)(ii)(E) of Sellers' Disclosure Schedule are hereby amended by adding the following:

     "o Claims against any other director or officer of the Debtors."

          5. No Other Changes. Except as expressly set forth above, all of the provisions of the Asset Purchase Agreement shall remain in full force and effect.







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          6. Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]











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          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above. Fruit of the Loom, Ltd.


                                    By:  _____________________________
                                     Name:
                                     Title:


                                    Fruit of the Loom, Inc.


                                    By:  _____________________________
                                     Name:
                                     Title:


                                    UNION UNDERWEAR COMPANY, INC.


                                    By:  _____________________________
                                     Name:
                                     Title:


                                    FTL Caribe, Ltd.


                                    By:  _____________________________
                                     Name:
                                     Title:


                                    New FOL Inc.


                                    By:  _____________________________
                                     Name: Marc D. Hamburg
                                     Title: President


                                    Berkshire Hathaway Inc.


                                    By:  _____________________________
                                     Name: Marc D. Hamburg
                                     Title: Vice President and Chief
                                            Financial Officer






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